Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS second quarter 2023 Results

SANTA ANA, Calif., July 27, 2023 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the second quarter ended June 30, 2023.

Current Quarter Highlights

•
Earnings per diluted share of $1.33, or $1.35 per share on an adjusted basis
•
Total revenue of $1.6 billion, down 20 percent compared with last year
-
Title Insurance and Services segment total revenues of $1.5 billion, down 25 percent
•
Title Insurance and Services segment investment income of $142 million, up 105 percent compared with last year
•
Title Insurance and Services segment pretax margin of 12.1 percent, or 12.6 percent on an adjusted basis
•
Commercial revenues of $178 million, up 20 percent sequentially, but down 39 percent compared with last year
•
Home Warranty segment pretax margin of 13.4 percent
•
Entered into a new $900 million senior credit facility
•
Debt-to-capital ratio of 29.2 percent, or 22.5 percent excluding secured financings payable of $586 million
•
Cash flow from operations of $269 million, compared with $191 million last year
•
Repurchased 273,000 shares for a total of $15 million at an average price of $56.04
•
In July, named one of the 100 Best Workplaces for Innovators for 2023 by Fast Company

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	June 30,
	2023	2022
Total revenue	$1,646.9	$2,062.5
Income before taxes	$178.1	$141.4

Net income	$138.5	$108.8
Net income per diluted share	$1.33	$1.01

Adjusted net income	$140.9	$220.6
Adjusted net income per diluted share	$1.35	$2.04

Total revenue for the second quarter of 2023 was $1.6 billion, down 20 percent compared with the second quarter of 2022. Net income in the current quarter was $139 million, or $1.33 per diluted share, compared with net income of $109 million, or $1.01 per diluted share, in the second quarter of 2022. Adjusted net income in the current quarter was $141 million, or $1.35 per diluted share, compared with $221 million, or $2.04 per diluted share, in the second quarter of last year.

-more-

First American Financial Reports Second Quarter 2023 Results

“We posted good results in the second quarter given the continuing market headwinds,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “A seasonal uplift in our business, strong growth in net investment income and a continued focus on expense management enabled us to deliver a pretax title margin of 12.1 percent, or 12.6 percent on an adjusted basis.

“Our residential purchase business continues to be pressured by affordability issues, primarily due to high mortgage rates, along with low inventory that has kept home prices elevated. The purchase market, however, appears to have stabilized, albeit at trough levels. There is still a high degree of uncertainty concerning the commercial market outlook, however, we remain optimistic that transaction activity and revenue will improve in the second half of the year, which is consistent with normal seasonal patterns. Despite these challenging conditions, our financial discipline and strong balance sheet allow us to continue to invest in strategic initiatives for the long-term benefit of the company, as well as return capital to shareholders.

“I am proud that First American has been selected, as one of just a hundred companies, to Fast Company’s Best Workplaces for Innovators for 2023. This accomplishment is a testament to our ongoing commitment to innovation and is a tribute to our people who, in addition to delivering best-in-class customer service, enable us to lead the digital transformation of our industry.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	June 30,
	2023	2022
Total revenues	$1,530.7	$2,053.8

Income before taxes	$185.7	$240.7
Pretax margin	12.1%	11.7%
Adjusted pretax margin	12.6%	14.4%

Title open orders(1)	174,600	257,200
Title closed orders(1)	128,300	205,000

U.S. Commercial
Total revenues	$177.9	$289.5
Open orders	25,700	35,600
Closed orders	15,300	22,000
Average revenue per order	$11,600	$13,200
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the second quarter were $1.5 billion, down 25 percent compared with the same quarter of 2022. Direct premiums and escrow fees declined 35 percent compared with the second quarter of 2022, driven by a 37 percent decline in the number of direct title orders closed that was partly offset by a 3 percent increase in the average revenue

-more-

First American Financial Reports Second Quarter 2023 Results

per order closed. The average revenue per direct title order increased to $3,640, primarily attributable to a shift in the mix to higher premium commercial transactions from lower premium refinance transactions. The shift in the mix to commercial transactions was partly offset by a 12 percent decline in the average revenue per order for commercial transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, declined 33 percent in the current quarter as compared with last year.

Information and other revenues were $244 million during the quarter, down $63 million, or 20 percent, compared with last year. This decline was the result of lower transaction levels across several business units, including the company’s data and property information products, and post-close and document generation services.

Investment income was $142 million in the second quarter, up $73 million, or 105 percent, compared with the same quarter last year. The increase was primarily due to rising interest rates, which drove higher interest income from the company’s cash and investment portfolio, escrow balances and tax-deferred property exchange balances. The impact of higher interest rates was partly offset by lower average balances, primarily in the company’s escrow and tax-deferred exchange balances. Net investment gains totaled $3 million in the current quarter, compared with net investment losses of $53 million in the second quarter of 2022. Net investment gains and losses in both periods were primarily due to the change in the fair value of marketable equity securities.

Personnel costs were $485 million in the second quarter, down $128 million, or 21 percent, compared with the same quarter of 2022. The decline in personnel costs was primarily due to lower incentive compensation as a result of the decline in revenue and profitability, and salary and employee benefit expense, driven by lower headcount. Overtime, temporary labor and severance expense also declined in the current quarter.

Other operating expenses were $243 million in the second quarter, a decrease of $72 million, or 23 percent, compared with the second quarter of 2022. The decrease was primarily attributable to lower production expense across several business units due to lower transaction volumes, and reduced discretionary expense.

The provision for policy losses and other claims was $40 million in the second quarter, or 3.5 percent of title premiums and escrow fees, down from the 4.0 percent loss provision rate in the prior year.

Depreciation and amortization expense was $45 million in the second quarter, up $5 million, or 11 percent, compared with the same period last year, due to higher amortization of software.

Pretax income for the Title Insurance and Services segment was $186 million in the second

-more-

First American Financial Reports Second Quarter 2023 Results

quarter, compared with $241 million in the second quarter of 2022. Pretax margin was 12.1 percent in the current quarter, compared with 11.7 percent last year. Adjusted pretax margin was 12.6 percent in the current period, compared with 14.4 percent last year.

Home Warranty

($ in millions)

	Three Months Ended
	June 30,
	2023	2022
Total revenues	$106.5	$102.4

Income before taxes	$14.3	$8.9
Pretax margin	13.4%	8.7%
Adjusted pretax margin	12.9%	11.8%

Total revenues for the Home Warranty segment were $106 million in the second quarter, up 4 percent, compared with the second quarter of 2022. The segment posted pretax income of $14 million this quarter, compared with $9 million last year. The claim loss rate was 49.2 percent in the second quarter, compared with 52.5 percent last year, primarily due to lower claim frequency, partly offset by higher claim severity. Home Warranty’s pretax margin was 13.4 percent this quarter, compared with 8.7 percent last year. Adjusted pretax margin was 12.9 percent this quarter, compared with 11.8 percent last year.

Corporate

Net investment income was $7 million this quarter, compared with a loss of $18 million in the second quarter of 2022, primarily attributable to changes in the value of investments associated with the company’s deferred compensation program. These amounts were largely offset by personnel expense reflecting returns on the plan participants’ investments.

Net investment gains were $3 million this quarter, compared with losses of $77 million last year, due to changes in the fair value of the company’s venture portfolio.

Overall, the Corporate segment posted a pretax loss of $22 million in the second quarter.

-more-

First American Financial Reports Second Quarter 2023 Results

Teleconference/Webcast

First American’s second quarter 2023 results will be discussed in more detail on Thursday, July 27, 2023, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is +1-877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through August 10, 2023, by dialing +1-201-612-7415 and using the conference ID 13739630. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 130 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.6 billion in 2022, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2023, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the eighth consecutive year and was named one of the 100 Best Workplaces for Innovators by Fast Company. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

-more-

First American Financial Reports Second Quarter 2023 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, terrorist attacks, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified employees; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; changes in the composition of deposits at the company’s federal savings bank subsidiary; claims of infringement or inability to adequately protect the company’s intellectual property; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted pretax margins, adjusted net income, and adjusted earnings per share, for the company, its title insurance and services segment and its home warranty segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

-more-

First American Financial Reports Second Quarter 2023 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Total revenues	$1,646.9	$2,062.5	$3,093.0	$4,096.2

Income before income taxes	$178.1	$141.4	$237.7	$271.2
Income tax expense	41.7	31.2	55.3	62.9
Net income	136.4	110.2	182.4	208.3
Less: Net (loss) income attributable to noncontrolling interests	(2.1)	1.4	(2.0)	1.6
Net income attributable to the Company	$138.5	$108.8	$184.4	$206.7

Net income per share attributable to stockholders:
Basic	$1.33	$1.01	$1.77	$1.89
Diluted	$1.33	$1.01	$1.76	$1.89

Cash dividends declared per share	$0.52	$0.51	$1.04	$1.02

Weighted average common shares outstanding:
Basic	104.3	107.9	104.4	109.1
Diluted	104.5	108.1	104.6	109.4

Selected Title Insurance Segment Information
Title orders opened(1)	174,600	257,200	347,200	536,200
Title orders closed(1)	128,300	205,000	234,900	410,100
Paid title claims	$34.9	$59.0	$77.6	$98.0

(1) U.S. direct title insurance orders only.

-more-

First American Financial Reports Second Quarter 2023 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	June 30,	December 31,
	2023	2022
Cash and cash equivalents	$2,245.9	$1,223.5
Investments	8,377.5	8,987.2
Goodwill and other intangible assets, net	1,976.7	1,992.0
Total assets	15,730.9	14,955.3
Reserve for claim losses	1,322.2	1,325.3
Notes and contracts payable	1,393.3	1,645.8
Total stockholders’ equity	$4,772.4	$4,664.8

-more-

First American Financial Reports Second Quarter 2023 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Home	Corporate
June 30, 2023	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$615.3	$516.8	$98.5	$0.0
Agent premiums	624.7	624.7	—	—
Information and other	250.3	244.4	5.9	(0.0)
Net investment income	150.3	141.9	1.4	7.0
Net investment gains	6.3	2.9	0.7	2.7
	1,646.9	1,530.7	106.5	9.7
Expenses
Personnel costs	514.5	485.0	20.5	9.0
Premiums retained by agents	496.4	496.4	—	—
Other operating expenses	272.5	243.1	20.9	8.5
Provision for policy losses and other claims	89.5	39.9	48.5	1.1
Depreciation and amortization	46.1	44.8	1.1	0.2
Premium taxes	15.5	14.3	1.2	(0.0)
Interest	34.3	21.5	—	12.8
	1,468.8	1,345.0	92.2	31.6
Income (loss) before income taxes	$178.1	$185.7	$14.3	$(21.9)

Three Months Ended		Title	Home	Corporate
June 30, 2022	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$896.5	$792.8	$102.1	$1.6
Agent premiums	937.2	937.2	—	—
Information and other	310.1	307.2	2.7	0.2
Net investment income	52.4	69.3	1.2	(18.1)
Net investment (losses)	(133.7)	(52.7)	(3.6)	(77.4)
	2,062.5	2,053.8	102.4	(93.7)
Expenses
Personnel costs	618.3	613.2	19.1	(14.0)
Premiums retained by agents	748.2	748.2	—	—
Other operating expenses	343.3	315.1	18.6	9.6
Provision for policy losses and other claims	126.5	69.2	53.6	3.7
Depreciation and amortization	41.6	40.3	1.1	0.2
Premium taxes	23.5	22.3	1.1	0.1
Interest	19.7	4.8	—	14.9
	1,921.1	1,813.1	93.5	14.5
Income (loss) before income taxes	$141.4	$240.7	$8.9	$(108.2)

-more-

First American Financial Reports Second Quarter 2023 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Six Months Ended		Title	Home	Corporate
June 30, 2023	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,117.5	$922.4	$195.1	$0.0
Agent premiums	1,215.1	1,215.1	—	—
Information and other	477.2	465.9	11.4	(0.1)
Net investment income	284.3	266.5	2.8	15.0
Net investment (losses) gains	(1.1)	9.4	0.9	(11.4)
	3,093.0	2,879.3	210.2	3.5
Expenses
Personnel costs	1,002.1	943.8	39.7	18.6
Premiums retained by agents	965.4	965.4	—	—
Other operating expenses	531.0	467.2	41.5	22.3
Provision for policy losses and other claims	171.8	74.8	94.2	2.8
Depreciation and amortization	91.6	89.0	2.4	0.2
Premium taxes	30.0	27.8	2.2	(0.0)
Interest	63.4	37.4	—	26.0
	2,855.3	2,605.4	180.0	69.9
Income (loss) before income taxes	$237.7	$273.9	$30.2	$(66.4)

Six Months Ended		Title	Home	Corporate
June 30, 2022	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,670.7	$1,458.7	$203.2	$8.8
Agent premiums	1,885.0	1,885.0	—	—
Information and other	618.2	608.4	5.5	4.3
Net investment income	98.6	122.0	2.2	(25.6)
Net investment losses	(176.3)	(23.0)	(5.1)	(148.2)
	4,096.2	4,051.1	205.8	(160.7)
Expenses
Personnel costs	1,220.0	1,196.3	39.3	(15.6)
Premiums retained by agents	1,506.0	1,506.0	—	—
Other operating expenses	680.7	620.4	36.6	23.7
Provision for policy losses and other claims	248.9	133.7	100.5	14.7
Depreciation and amortization	82.6	80.0	2.4	0.2
Premium taxes	47.4	45.2	2.2	(0.0)
Interest	39.4	9.3	—	30.1
	3,825.0	3,590.9	181.0	53.1
Income (loss) before income taxes	$271.2	$460.2	$24.8	$(213.8)

-more-

First American Financial Reports Second Quarter 2023 Results

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions, except margin and per share amounts, unaudited)
Consolidated

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Total revenues	$1,646.9	$2,062.5	$3,093.0	$4,096.2
Non-GAAP adjustments:
Less: Net investment gains (losses)	6.3	(133.7)	(1.1)	(176.3)
Adjusted total revenues	$1,640.6	$2,196.2	$3,094.1	$4,272.5

Pretax income	$178.1	$141.4	$237.7	$271.2
Non-GAAP adjustments:
Less: Net investment gains (losses)	6.3	(133.7)	(1.1)	(176.3)
Plus: Purchase-related intangible amortization	9.4	9.8	19.3	21.0
Adjusted pretax income	$181.2	$284.9	$258.1	$468.5

Pretax margin	10.8%	6.9%	7.7%	6.6%
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.3%	(5.6)%	(0.0)%	(3.9)%
Plus: Purchase-related intangible amortization	0.5%	0.5%	0.6%	0.5%
Adjusted pretax margin	11.0%	13.0%	8.3%	11.0%

Net income	$138.5	$108.8	$184.4	$206.7
Non-GAAP adjustments, net of tax:
Less: Net investment gains (losses)	4.8	(104.2)	(0.8)	(135.4)
Plus: Purchase-related intangible amortization	7.2	7.6	14.8	16.1
Adjusted net income	$140.9	$220.6	$200.0	$358.2

Earnings per diluted share (EPS)	$1.33	$1.01	$1.76	$1.89
Non-GAAP adjustments, net of tax:
Less: Net investment gains (losses)	0.05	(0.96)	(0.01)	(1.24)
Plus: Purchase-related intangible amortization	0.07	0.07	0.14	0.15
Adjusted EPS	$1.35	$2.04	$1.91	$3.28

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

-more-

First American Financial Reports Second Quarter 2023 Results

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions except margin, unaudited)
By Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Title Insurance and Services Segment
Total revenues	$1,530.7	$2,053.8	$2,879.3	$4,051.1
Non-GAAP adjustments:
Less: Net investment gains (losses)	2.9	(52.7)	9.4	(23.0)
Adjusted total revenues	$1,527.8	$2,106.5	$2,869.9	$4,074.1

Pretax income	$185.7	$240.7	$273.9	$460.2
Non-GAAP adjustments:
Less: Net investment gains (losses)	2.9	(52.7)	9.4	(23.0)
Plus: Purchase-related intangible amortization	9.3	9.7	19.2	20.9
Adjusted pretax income	$192.1	$303.1	$283.7	$504.1

Pretax margin	12.1%	11.7%	9.5%	11.4%
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.1%	(2.2)%	0.3%	(0.5)%
Plus: Purchase-related intangible amortization	0.6%	0.5%	0.7%	0.5%
Adjusted pretax margin	12.6%	14.4%	9.9%	12.4%

Home Warranty Segment
Total revenues	$106.5	$102.4	$210.2	$205.8
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.7	(3.6)	0.9	(5.1)
Adjusted total revenues	$105.8	$106.0	$209.3	$210.9

Pretax income	$14.3	$8.9	$30.2	$24.8
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.7	(3.6)	0.9	(5.1)
Adjusted pretax income	$13.6	$12.5	$29.3	$29.9

Pretax margin	13.4%	8.7%	14.4%	12.1%
Non-GAAP adjustments:
Less: Net investment gains (losses)	0.5%	(3.1)%	0.4%	(2.1)%
Adjusted pretax margin	12.9%	11.8%	14.0%	14.2%

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

-more-

First American Financial Reports Second Quarter 2023 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Total revenues	$1,530.7	$2,053.8	$2,879.3	$4,051.1
Less: Net investment gains (losses)	2.9	(52.7)	9.4	(23.0)
Net investment income	141.9	69.3	266.5	122.0
Premiums retained by agents	496.4	748.2	965.4	1,506.0
Net operating revenues	$889.5	$1,289.0	$1,638.0	$2,446.1

Personnel and other operating expenses	$728.1	$928.3	$1,411.0	$1,816.7
Ratio (% net operating revenues)	81.9%	72.0%	86.1%	74.3%
Ratio (% total revenues)	47.6%	45.2%	49.0%	44.8%

Change in net operating revenues	$(399.5)		$(808.1)
Change in personnel and other operating expenses	(200.2)		(405.7)
Success Ratio(1)	50%		50%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

-more-

First American Financial Reports Second Quarter 2023 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q223	Q123	Q422	Q322	Q222
Open Orders per Day
Purchase	1,584	1,459	1,168	1,685	2,094
Refinance	355	349	363	517	663
Refinance as % of residential orders	18%	19%	24%	23%	24%
Commercial	402	412	391	482	557
Default and other	387	564	546	538	705
Total open orders per day	2,728	2,784	2,469	3,222	4,019

Closed Orders per Day
Purchase	1,171	936	1,081	1,371	1,667
Refinance	279	248	337	463	648
Refinance as % of residential orders	19%	21%	24%	25%	28%
Commercial	239	241	293	322	343
Default and other	315	294	310	351	546
Total closed orders per day	2,005	1,719	2,021	2,508	3,203

Average Revenue per Order (ARPO)(2)
Purchase	$3,472	$3,302	$3,292	$3,365	$3,441
Refinance	1,258	1,283	1,245	1,228	1,321
Commercial	11,614	9,926	13,780	12,614	13,195
Default and other	314	315	332	329	309

Total ARPO	$3,640	$3,428	$4,020	$3,734	$3,523

Business Days	64	62	62	64	64

(1) U.S. operations only.
(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders.

Totals may not sum due to rounding.

###